Sharon A. Cheever

Senior Vice President

General Counsel

Law Department

Telephone (949) 219-3852

FAX (949) 219-3706

email: Sharon.Cheever@PacificLife.com

March 4, 2016

Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, CA 92660

Dear Sirs:

In my capacity as Senior Vice President and General Counsel of Pacific Life Insurance Company (“Pacific Life”) I, or attorneys employed by Pacific Life under my general supervision, have supervised the establishment of Pacific Select Exec Separate Account of Pacific Life Insurance Company which has been authorized by resolutions of the Board of Directors of Pacific Life adopted November 20, 1986 and November 22, 1989 and Memoranda dated May 12, 1988 and January 26, 1993 concerning Pacific Select Exec Separate Account as the separate account for assets applicable to MVP VUL Accumulator Flexible Premium Variable Universal Life Insurance Policies (“Policies”), pursuant to the provisions of Section 10506 of the Insurance Code of the State of California. Moreover, I have been associated with the preparation of the Registration Statement on Form N-6 (“Registration Statement”) (File No. pending) filed by Pacific Life and Pacific Select Exec Separate Account (File No. 811-05563) with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, for the registration of interests in the Pacific Select Exec Separate Account funding the Policies.

I have made such examination of the law and examined such corporate records and such other documents as in my judgment are necessary and appropriate to enable me to render the following opinion that:

1.	Pacific Life has been duly organized under the laws of the State of Nebraska and is a validly existing corporation.

2.

Pacific Select Exec Separate Account is duly created and validly existing as a separate account, pursuant to the aforesaid provisions of California Law and maintained under the laws of the State of Nebraska.

3.

The portion of the assets to be held in Pacific Select Exec Separate Account equal to the reserves and other liabilities under the Contracts and any other Contracts issued by Pacific Life that are supported by Pacific Select Exec Separate Account is not chargeable with liabilities arising out of any other business Pacific Life may conduct.

4.

The Contracts have been duly authorized by Pacific Life and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of Pacific Life, except as limited by bankruptcy and insolvency laws affecting the right of creditors generally.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ SHARON A. CHEEVER

Sharon A. Cheever
Senior Vice President and
General Counsel